Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2015

2015 Fourth Quarter Highlights and Comparison with Third Quarter

  Net income of $15.0 million, or $0.07 per diluted share, compared to $14.8 million, or $0.07 per diluted share, for the third quarter of 2015. Fourth quarter results include the following significant items:
    A $19.2 million charge to the provision for loan and lease losses related to qualitative factor adjustments to the reserves for commercial loans extended to or guaranteed by the Puerto Rico Government.
    A $7.0 million pre-tax gain associated with a long-term strategic marketing alliance entered during the fourth quarter as part of the sale of FirstBank Puerto Rico merchant contracts portfolio.
    A $3.0 million pre-tax other-than-temporary impairment charge on Puerto Rico Government debt securities.
    Pre-tax costs of $2.2 million related to a voluntary early retirement program.
  Adjusted pre-tax, pre-provision income of $50.6 million, compared to $50.5 million for the third quarter of 2015.
  Net interest income increased by $0.3 million to $125.2 million, an improvement driven by lower prepayments from mortgage-backed securities, resulting in lower premium amortization, and increased interest income on commercial loans.
  Provision for loan and lease losses increased by $2.4 million to $33.6 million, compared to $31.2 million for the third quarter of 2015 driven by an increase of $19.2 million in qualitative reserves for the exposure to commercial loans extended to or guaranteed by the Puerto Rico Government.
  Non-interest income of $23.2 million, or $19.2 million excluding significant items, compared to $18.8 million for the third quarter of 2015. The improvement reflects increases in fee income from service charges on deposits, ATM and cards fees and higher revenues from the mortgage banking business.
  Non-interest expenses of $96.0 million, or $93.8 million excluding significant items, compared to $93.3 million for the third quarter of 2015. The increase primarily reflects a higher FDIC insurance premium expense and the new sales and use tax applicable to designated services.
  Credit quality variances:
    Non-performing assets decreased in the quarter by $7.3 million, to $609.9 million.
    New non-performing loan inflows amounted to $42.0 million, compared to inflows of $50.8 million in the third quarter of 2015.
  Total deposits, excluding brokered certificates of deposit (“CDs”) and government deposits, amounted to $6.7 billion as of December 31, 2015, relatively flat compared to the balance as of September 30, 2015.
  Brokered CDs decreased in the quarter by $170.6 million to $2.1 billion as of December 31, 2015.
  Government deposits decreased by $169.6 million to $573.2 million as of December 31, 2015. As previously reported, in September 2015, FirstBank Puerto Rico received $183.5 million in temporary deposits from a municipal agency related to property tax collections. As expected, these deposits were reduced by $137.2 million during the fourth quarter of 2015. As of December 31, 2015, the Corporation had government deposits of $386.3 million in Puerto Rico and $186.9 million in the United States and British Virgin Islands.

  Total loans amounted to $9.3 billion as of December 31, 2015, relatively flat compared to the balance as of September 30, 2015.
  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), of $786.3 million for the fourth quarter of 2015, compared to $759.9 million for the third quarter of 2015.
  As of December 31, 2015, the Corporation had $360.7 million of direct exposure to loans and obligations of the Commonwealth of Puerto Rico central government and instrumentalities, of which $199.5 million, or 55%, represented exposure to municipalities, compared to $371.1 million as of September 30, 2015.
  Total capital, common equity Tier 1 capital, Tier 1 capital, and leverage ratios calculated under the transition provisions of Basel III rules of 20.01%, 16.92%, 16.92%, and 12.22%, respectively, as of December 31, 2015. Tangible common equity ratio of 12.84% as of December 31, 2015.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--January 28, 2016--First BanCorp. (the “Corporation”) (NYSE:FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $15.0 million for the fourth quarter of 2015, or $0.07 per diluted share, compared to $14.8 million, or $0.07 per diluted share, for the third quarter of 2015 and $330.8 million, or $1.56 per diluted share, for the fourth quarter of 2014.

For the year ended December 31, 2015, the Corporation reported net income of $21.3 million, or $0.10 per diluted share, compared to $392.3 million, or $1.87 per diluted share, for the year ended December 31, 2014. The results for the previous year include a $302.9 million, or $1.44 per diluted share, income tax benefit associated with the partial reversal of the valuation allowance recorded against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank.

For the fourth quarter of 2015, the pre-tax income was $18.7 million ($17.0 million adjusted to exclude the significant items mentioned below) compared to $19.2 million for the third quarter of 2015 and $29.5 million for the fourth quarter of 2014. For the year ended December 31, 2015, the pre-tax income was $27.7 million ($78.7 million adjusted to exclude the significant items mentioned below) compared to $91.6 million for the year ended December 31, 2014. The following table reconciles for the fourth and third quarters of 2015, the fourth quarter of 2014 and the years ended December 31, 2015 and 2014 the reported pre-tax income to adjusted pre-tax income, a non-GAAP financial measure that excludes certain significant items affecting comparability:

	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Pre-tax income as reported	$18,722	$19,234	$29,454	$27,716	$91,638
Exclude significant items:
Gain on sale of merchant contracts	(7,000)	-	-	(7,000)	-
Other-than-temporary impairment on Puerto Rico Government
securities	3,033	-	-	15,889	-
Voluntary early retirement program expenses	2,238	-	-	2,238	-
Loss on a bulk sale of assets, including transaction costs	-	-	-	48,667	-
Bargain Purchase Gain on assets acquired and liabilities assumed
from Doral Bank	-	-	-	(13,443)	-
Acquisition and conversion costs of loans and deposits assumed
from Doral Bank	-	-	-	4,646	-
Adjusted pre-tax income, excluding items affecting comparability	$16,993	$19,234	$29,454	$78,713	$91,638

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “During 2015 we achieved several important milestones for our franchise, beginning the year with the recognition of a significant portion of our valuation allowance for deferred tax assets, which positively impacted 2014 results. Additional 2015 key milestones include: the acquisition of 10 Puerto Rico branches of Doral Bank, assuming over $500 million in deposits and a $325 million residential portfolio; the lifting of the Consent Order with the FDIC; and the de-risking bulk sale of a $147.5 million portfolio of mostly non-performing and adversely classified loans. We also originated and renew $3.4 billion in loans and grew our core deposit franchise by $471.3 million. Due to macro events that dominated the second half of 2015, our financial results were impacted through OTTI adjustments and increased provisioning for government related exposure.

For the fourth quarter we generated $15.0 million in net income and $50.6 million in pre-tax, pre-provision earnings. The quarter was impacted by a $19.2 million charge due to qualitative factors adjustments to the reserves for our government exposure. We are pleased with our operating results for the quarter and the consistent progress in our core franchise metrics. Despite the political and fiscal headwinds we continue to face in Puerto Rico, asset quality continues to gradually improve and our loan originations and core deposit base remain stable. We grew non-interest income and continue to control our expense base.

While there has been considerable noise in the capital markets and we are disappointed with our stock price performance, our management team continues to focus on market share gains and improving franchise metrics. With a strong capital base and a focused management team, we are prepared to continue weathering the Puerto Rico storm while growing our presence in our other markets.”

This press release includes certain non-GAAP financial measures, including adjusted pre-tax income, adjusted non-interest income, adjusted non-interest expenses, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, certain capital ratios, and certain other financial measures that exclude the effect of the gain on the sale of merchant contracts, other-than-temporary impairment charges on Puerto Rico Government debt securities, costs associated with the voluntary early retirement program, the loss on the bulk sale of assets and related transaction costs, the bargain purchase gain on the acquisition of assets and assumption of deposits from Doral Bank and acquisition and conversion costs related to the Doral Bank transaction, and should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

RECENT EVENTS

Sale of Merchant Contracts and Alliance Agreement

Effective October 31, 2015, FirstBank entered into a long-term strategic marketing alliance with Evertec, Inc. (“Evertec”) where FirstBank sold its merchant contracts portfolio and related POS terminals. Evertec acquired FirstBank’s merchant contracts and will continue to provide processing services, customer service and support operations to FirstBank’s merchant locations. Merchant services will be marketed through FirstBank’s branches and offices in Puerto Rico and the Virgin Islands. Under the 10-year marketing and referral agreement, FirstBank and Evertec will share, in accordance with agreed terms, revenues generated by the existing and incremental merchant contracts over the term of the agreement. The Corporation sold the merchant contracts for $10.0 million, recorded a gain on sale of $7.0 million in the fourth quarter of 2015 and deferred $3.0 million to be recognized into income over the marketing and referral agreement term.

Other-Than-Temporary Impairment on Puerto Rico Government Obligations

During the fourth quarter of 2015, the Corporation recorded a $3.0 million other-than-temporary impairment (“OTTI”) charge on three Puerto Rico Government debt securities held by the Corporation as part of its available for sale securities portfolio, specifically bonds of the Government Development Bank for Puerto Rico and the Puerto Rico Public Buildings Authority. This is the second OTTI charge on these securities recorded in 2015, as a $12.9 million impairment charge was booked in the second quarter. The credit-related impairment loss estimate is based on the probability of default and loss severity in the event of default in consideration of the latest available market-based evidence implied in current security valuations and information about the Puerto Rico Government’s financial condition, including credit ratings, payment defaults on other bonds, and “clawback” measures implemented to redirect revenues pledged to support bonds from certain government agencies to service the general obligation debt. As of December 31, 2015, the Corporation owns Puerto Rico Government debt securities in the aggregate amortized cost of $49.7 million (net of the $15.9 million OTTI charges taken in 2015), recorded on its books at a fair value of $28.2 million.

Voluntary Early Retirement Incentive Program

During the fourth quarter of 2015, the Corporation offered and completed a voluntary early retirement program for certain employees. Results for the fourth quarter of 2015 included charges of $2.2 million related to the early retirement program expense. The estimated annual savings from this program is expected to be approximately $2.5 million.

ADJUSTED PRE-TAX, PRE-PROVISION INCOME TRENDS

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful in analyzing the Corporation’s performance and trends. This metric is earnings adjusted to exclude tax expense, the provision for loan and lease losses, gains or losses on sales of investment securities and impairments, and fair value adjustments on derivatives. In addition, from time to time, earnings are adjusted also for items judged by management to be outside of ordinary banking activities and/or for items that, while they may be associated with ordinary banking activities, are so unusual that management believes that a complete analysis of the Corporation’s performance requires consideration also of results that exclude such amounts (for additional information about this non-GAAP financial measure, see “Adjusted Pre-Tax, Pre-Provision Income” in “Basis of Presentation”).

The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters including adjusted pre-tax, pre-provision income of $50.6 million in the fourth quarter of 2015, up $0.1 million from the prior quarter:

(Dollars in thousands)	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014

Income (loss) before income taxes	$ 18,722	$ 19,234	$ (43,918)	$ 33,678	$ 29,454
Add: Provision for loan and lease losses	33,633	31,176	74,266	32,970	23,872
Add: Net loss on investments and impairments	3,033	231	13,097	156	172

Less: Unrealized loss (gain) on derivative instruments	5	(144)	-	-	(265)
Less: Gain on sale of merchant contracts	(7,000)	-	-	-	-
Less: Prepayment penalty collected on a commercial mortgage loan	-	-	-	-	(2,546)
Less: Bargain purchase gain on assets acquired/deposits assumed from Doral	-	-	-	(13,443)	-
Add: Non-recurring expenses for acquisition of loans/assumption of deposits
from Doral	-	-	2,562	2,084	-
Add: Loss on a commercial mortgage loan held for sale and certain
other real estate owned (OREO) properties included in the bulk sale of assets	-	-	802	-	-
Add: Voluntary early retirement program expenses	2,238	-	-	-	-
Add: Bulk sale of assets related expenses	-	-	918	-	-
Adjusted pre-tax, pre-provision income (1)	$ 50,631	$ 50,497	$ 47,727	$ 55,445	$ 50,687

Change from most recent prior quarter-amount	$ 134	$ 2,770	$ (7,718)	$ 4,758	$ (63)
Change from most recent prior quarter-percentage	0.3%	5.8%	-13.9%	9.4%	-0.1%

(1) See "Basis of Presentation" for definition.

The increase in adjusted pre-tax, pre-provision income from the 2015 third quarter primarily reflected:

  A $0.4 million increase in adjusted net interest income of $125.2 million for the fourth quarter of 2015, as compared to adjusted net interest income of $124.8 million for the third quarter of 2015, which excludes fair value adjustments on derivative instruments of $5 thousand and $0.1 million for the fourth and third quarter of 2015, respectively. The increase was driven by lower prepayments from mortgage-backed securities (“MBS”) resulting in lower premium amortization and increased interest income on commercial loans, partially offset by the decrease in the average volume of consumer loans. See Net Interest Income section below for additional information.

  A $0.4 million increase in adjusted non-interest income of $19.2 million for the fourth quarter of 2015, as compared to non-interest income of $18.8 million for the third quarter of 2015. The increase was primarily related to higher income from service charges on deposits, an increase in credit/debit cards and ATM fee income and higher revenues from the mortgage banking business, partially offset by a decrease in fees from merchant transactions due to the sale of merchant contracts to Evertec. See Non-Interest Income section below for additional information.

Adjusted non-interest income in the fourth quarter of 2015 excludes the gain on sale of merchant contracts and the OTTI charge on Puerto Rico Government debt securities. See Basis of Presentation section below for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

Partially offset by:

  A $0.5 million increase in adjusted non-interest expenses of $93.8 million for the fourth quarter of 2015, as compared to non-interest expenses of $93.3 million for the third quarter of 2015. The increase mainly reflected higher FDIC insurance premium, business promotion expenses and incremental costs associated with the sales and use tax applicable to business-to-business services and designated professional services that became effective on October 1, 2015. See Non-Interest Expenses section below for additional information.

Adjusted non-interest expenses exclude costs incurred in the fourth quarter of 2015 related to the voluntary early retirement program that were considered non-recurring. See Basis of Presentation section below for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives (“valuations”) and the $2.5 million prepayment penalty collected on a commercial mortgage loan paid off in the fourth quarter of 2014, and net interest income on a tax-equivalent basis are non-GAAP financial measures. (See Basis of Presentation – Net Interest Income, Excluding Valuations and the $2.5 million Prepayment Penalty, and on a Tax-Equivalent Basis below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations and the aforementioned prepayment penalty, and net interest income on a tax-equivalent basis for the last five quarters. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations and the $2.5 million prepayment penalty, and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	December 31, 2015	September 30, 2015		June 30, 2015		March 31, 2015		December 31, 2014
Net Interest Income
Interest income - GAAP	$151,640	$149,812		$151,632		$152,485		$158,293
Unrealized loss (gain) on
derivative instruments	5	(144)		-		-		(265)
Interest income excluding valuations	151,645	149,668		151,632		152,485		158,028
Prepayment penalty income on a commercial mortgage loan tied to an interest rate swap	-	-		-		-		(2,546)
Interest income excluding valuations and a $2.5 million prepayment penalty collected	151,645	149,668		151,632		152,485		155,482
Tax-equivalent adjustment	4,913	4,351		4,623		4,005		3,968
Prepayment penalty collected on a commercial mortgage loan	-	-		-		-		2,546
Interest income on a tax-equivalent basis excluding valuations	$156,558	$154,019		$156,255		$156,490		$161,996

Interest expense - GAAP	26,427	24,883		25,155		26,838		29,141

Net interest income - GAAP	$125,213	$124,929	#	$126,477	#	$125,647	#	$129,152

Net interest income excluding valuations and the $2.5 million prepayment penalty income	$125,218	$124,785		$126,477		$125,647		$126,341

Net interest income on a tax-equivalent basis excluding valuations	$130,131	$129,136		$131,100		$129,652		$132,855

Average Balances
Loans and leases	$9,254,721	$9,259,744		$9,409,417		$9,379,755		$9,488,427
Total securities, other short-term investments and interest-bearing cash balances	2,947,572	2,566,637		2,741,466		2,808,330		2,764,390
Average interest-earning assets	$12,202,293	$11,826,381		$12,150,883		$12,188,085		$12,252,817

Average interest-bearing liabilities	$9,663,626	$9,414,184		$9,768,667		$10,042,209		$10,186,134

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.93%	5.03%		5.01%		5.07%		5.13%
Average rate on interest-bearing liabilities - GAAP	1.08%	1.05%		1.03%		1.08%		1.14%
Net interest spread - GAAP	3.85%	3.98%		3.98%		3.99%		3.99%
Net interest margin - GAAP	4.07%	4.19%		4.18%		4.18%		4.18%

Average yield on interest-earning assets excluding valuations and the $2.5 million prepayment penalty	4.93%	5.02%		5.01%		5.07%		5.03%
Average rate on interest-bearing liabilities excluding valuations	1.08%	1.05%		1.03%		1.08%		1.14%
Net interest spread excluding valuations and the $2.5 million prepayment penalty income	3.85%	3.97%		3.98%		3.99%		3.89%
Net interest margin excluding valuations and the $2.5 million prepayment penalty income	4.07%	4.19%		4.18%		4.18%		4.09%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.09%	5.17%		5.16%		5.21%		5.25%
Average rate on interest-bearing liabilities excluding valuations	1.08%	1.05%		1.03%		1.08%		1.14%
Net interest spread on a tax-equivalent basis and excluding valuations	4.01%	4.12%		4.14%		4.13%		4.11%
Net interest margin on a tax-equivalent basis and excluding valuations	4.23%	4.33%		4.33%		4.31%		4.30%

Adjusted net interest income amounted to $125.2 million, excluding fair value adjustments on derivative instruments of $5 thousand, an increase of $0.4 million when compared to adjusted net interest income of $124.8 million, excluding fair value adjustments on derivative instruments of $0.1 million, for the third quarter of 2015. The increase in adjusted net interest income was mainly due to:

  A $1.5 million increase in interest income on U.S. agency MBS driven by lower prepayments resulting in lower premium amortization.
  A $1.3 million increase in interest income on commercial and construction loans, primarily reflecting an increase in fee income of approximately $0.8 million associated with certain loans paid-off and an increase in interest income of approximately $0.2 million associated with the $21.0 million increase in the average volume of these portfolios.

Partially offset by:

  A $1.0 million decrease in interest income on consumer loans driven by the $38.2 million decrease in the average volume of loans, primarily auto loans.

  A $1.5 million increase in total interest expense primarily due to: (i) a $0.4 million increase in interest expense on non-brokered CDs, primarily associated with the $68.8 million increase in the average balance compared to the third quarter, (ii) a $0.4 million increase in interest expense related to the $130.0 million of Federal Home Loan Bank (“FHLB”) advances obtained during the fourth quarter with maturities of four years (average cost of 1.64%), (iii) a $0.4 million increase in interest expense on brokered CDs as the average cost of new CDs (1.18% for CDs issued during the fourth quarter) is higher than rates on maturing CDs (0.89% for matured CDs during the fourth quarter), partially offset by the $15.7 million decrease in the average balance of brokered CDs, and (iv) a $0.1 million increase in interest expense associated with the temporary deposits received from a municipal agency.

The net interest margin decreased by 12 basis points to 4.07% in the fourth quarter of 2015 compared to 4.19% in the third quarter. The margin compression primarily reflects a higher level of liquidity maintained in cash balances deposited with the Federal Reserve Bank in anticipation of rising interest rates and expected government deposit withdrawals. The maintenance of approximately $149.6 million in average cash balances related to temporary deposits received from a municipal agency contributed 5 basis points to the margin compression experienced during the fourth quarter. As previously reported, in September 2015, FirstBank received $183.5 million in temporary deposits from a municipal agency related to property tax collections. As expected, these deposits were reduced by $137.2 million during the latter part of the fourth quarter.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the fourth quarter of 2015 was $33.6 million compared to $31.2 million for the third quarter of 2015, an increase of $2.4 million driven by the following variances:

  A $4.3 million increase in the provision for commercial and construction loans, including a $19.2 million increase related to qualitative factor adjustments that stressed the historical loss rates applied to the Corporation’s exposure to commercial loans extended to or guaranteed by the Puerto Rico Government in light of recent events surrounding the Government’s fiscal situation. This was partially offset by an $8.1 million reserve release for construction loans, primarily reflecting adjustments to the general reserve given the stabilization in the asset quality of land loans, and a $6.8 million decrease related to, among other things, a reduction in the migration of loans to a worse loan classification and lower charge-offs in the fourth quarter.
  A $1.6 million increase in the provision for residential mortgage loans driven by a $0.8 million increase to the reserve for purchased credit-impaired (“PCI”) loans acquired from Doral in May 2014 and a higher loan loss reserve associated with mortgage loans moved to the foreclosure stage.

Partially offset by:

  A $3.5 million decrease in the provision for consumer loans. The decrease in the provision mainly reflects a $2.5 million reduction in net charge-offs of auto loans and finance leases and lower loss severity rates on these portfolios.

See Credit Quality discussion below for additional information regarding the allowance for loan and lease losses, including variances in net charge-offs.

NON-INTEREST INCOME

	Quarter Ended
(In thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014

Service charges on deposit accounts	$5,474	$5,082	$5,219	$4,555	$4,155
Mortgage banking activities	4,566	4,270	4,763	3,618	4,472
Net loss on investments and impairments	(3,033)	(231)	(13,097)	(156)	(172)
Other operating income	9,161	9,637	9,785	11,269	9,438
Gain on sale of merchant contracts	7,000	-	-	-	-
Bargain purchase gain	-	-	-	13,443	-
Non-interest income	$23,168	$18,758	$6,670	$32,729	$17,893

Non-interest income for the fourth quarter of 2015 amounted to $23.2 million, compared to $18.8 million for the third quarter of 2015. Excluding the $7.0 million gain on the sale of merchant contracts and the $3.0 million OTTI charge on Puerto Rico Government debt securities in the fourth quarter of 2015, non-interest income increased by $0.4 million. The increase was primarily due to:

  A $0.6 million increase related to higher credit/debit card and ATM fees, included as part of “other operating income” in the table above.
  A $0.4 million increase in income from service charges on deposits, primarily due to the implementation of new service and transactional fees on certain products beginning in the fourth quarter of 2015.
  A $0.3 million increase in revenues from the mortgage banking business driven by a $0.6 million decrease in realized and unrealized losses on TBAs MBS forward contracts in the fourth quarter and a $0.1 million increase in servicing fees, partially offset by a lower volume of mortgage loan sales. Loans sold and securitized in the secondary market to U.S. government-sponsored entities amounted to $104.4 million with a related gain of $3.4 million in the fourth quarter of 2015, compared to $117.0 million with a related gain of $3.8 million in the third quarter of 2015.
  A $0.2 million positive variance related to the OTTI charge recorded in the previous quarter on private label MBS.
  A $0.2 million favorable fair value adjustment to the commercial mortgage loans held for sale, included as part of “other operating income” in the table above.

Partially offset by:

  A $1.2 million decrease in fees from merchant transactions due to the sale of merchant contracts to Evertec, included as part of “other operating income” in the table above (net of fee income of $0.6 million recorded in connection with the revenue sharing agreement). A reduction of approximately $0.9 million in processing costs, depreciation and other expenses related to the sale of merchant contracts is reflected in non-interest expenses.

NON-INTEREST EXPENSES

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2015	2015	2015	2015	2014

Employees' compensation and benefits	$39,176	$37,284	$37,841	$35,654	$33,854
Occupancy and equipment	14,639	15,248	15,059	14,231	14,763
Deposit insurance premium	7,484	5,300	5,405	5,770	6,682
Other insurance and supervisory fees	1,291	1,290	1,391	1,090	1,182
Taxes, other than income taxes	3,472	3,065	3,131	3,001	4,482
Professional fees:
Collections, appraisals and other credit related fees	3,340	2,269	3,777	3,432	4,244
Outsourcing technology services	4,505	4,549	4,789	4,704	4,775
Other professional fees	2,855	3,891	7,539	5,356	4,420
Credit and debit card processing expenses	3,992	4,283	3,945	3,957	4,002
Business promotion	4,335	4,097	3,660	2,705	4,491
Communications	1,884	2,189	2,045	1,608	1,850
Net loss on OREO operations	3,941	4,345	4,624	2,628	3,655
Loss on sale of certain OREOs included in the bulk sale	-	-	250	-	-
Bulk sale of assets related expenses	-	-	918	-	-
Acquisitions of loans/assumption of deposits from Doral non-recurring expenses	-	-	2,562	2,084	-
Other	5,112	5,467	5,863	5,508	5,319
Total	$96,026	$93,277	$102,799	$91,728	$93,719

Non-interest expenses in the fourth quarter of 2015 amounted to $96.0 million, an increase of $2.7 million from $93.3 million for the third quarter of 2015. Excluding non-recurring expenses of $2.2 million related to the voluntary early retirement program reflected in employees’ compensation and benefits in the table above, non-interest expenses increased by $0.5 million. The main drivers of the increase were:

  A $2.2 million increase in the FDIC insurance premium expense as the 2014 fourth quarter earnings rolled out of the core earnings to average assets ratio component of the assessment that considers four quarters of earnings.
  A $0.4 million increase in the sales and use tax expense, included as part of “taxes, other than income taxes” in the table above, primarily as a result of the new 4% sales and use tax applicable to business-to-business services and designated professional services.
  A $0.2 million increase in business promotion expenses, primarily attributable to a $0.2 million increase in the credit card rewards program costs, attributed to both redemption patterns and increased costs per point.

Partially offset by:

  A $0.6 million decrease in occupancy and equipment expenses, including a $0.2 million decrease in depreciation expense related to the sale of the merchant contracts and related equipment and a $0.4 million decrease in rent and maintenance costs related to equipment and software.
  A $0.5 million decrease in printing and mailing costs, included as part of “Other” in the table above.
  A $0.4 million decrease in other real estate owned (“OREO”) losses driven by a $1.5 million decrease in write-downs to the values of OREO properties, partially offset by a $0.7 million increase in OREO-related repairs and management fee expenses and a $0.4 million decrease in rental income from income-producing OREO properties.
  A $0.3 million decrease in credit and debit card processing expenses, including a $0.5 million decrease in processing costs related to the sale of the merchant contracts that was partially offset by higher credit and debit card processing and assessment fee expenses.
  A $0.3 million decrease in telephone and other communications-related expenses, including a $0.1 million decrease related to the sale of merchant contracts.

Total professional service fees of $10.7 million remained relatively flat compared to the third quarter of 2015 as the increase of $1.0 million in troubled loans resolution and collection efforts was offset by decreases in consulting and other professional services fees.

INCOME TAXES

The Corporation recorded an income tax expense for the fourth quarter of 2015 of $3.8 million compared to $4.5 million for the third quarter of 2015. As of December 31, 2015, the Corporation had a net deferred tax asset of $311.3 million (net of a valuation allowance of $201.7 million, including a valuation allowance of $174.7 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
Non-performing loans held for investment:
Residential mortgage	$169,001	$174,555	$175,035	$172,583	$180,707
Commercial mortgage	51,333	68,979	95,088	142,385	148,473
Commercial and Industrial	137,051	141,855	143,935	186,500	122,547
Construction (1)	54,636	55,971	16,118	27,163	29,354
Consumer and Finance leases	30,752	31,275	33,397	34,913	42,815
Total non-performing loans held for investment	442,773	472,635	463,573	563,544	523,896

OREO	146,801	124,442	122,129	122,628	124,003
Other repossessed property	12,223	12,083	10,706	13,585	14,229
Total non-performing assets, excluding loans held for sale	$601,797	$609,160	$596,408	$699,757	$662,128

Non-performing loans held for sale (1)	8,135	8,027	48,032	54,588	54,641
Total non-performing assets, including loans held for sale (2)	$609,932	$617,187	$644,440	$754,345	$716,769

Past-due loans 90 days and still accruing (3)	$163,197	$188,348	$196,547	$178,572	$162,887
Non-performing loans held for investment to total loans held for investment	4.77%	5.08%	5.03%	5.94%	5.66%
Non-performing loans to total loans	4.84%	5.15%	5.50%	6.46%	6.19%
Non-performing assets, excluding non-performing loans held for sale,
to total assets, excluding non-performing loans held for sale	4.79%	4.75%	4.76%	5.34%	5.22%
Non-performing assets to total assets	4.85%	4.81%	5.12%	5.74%	5.63%

(1)	During the third quarter of 2015, upon the signing of a new agreement with a borrower, the Corporation changed its intent to sell a $40.0 million construction loan in the Virgin Islands. Accordingly, the loan was transferred back from held for sale to held for investment and continues to be classified as a Troubled Debt Restructuring ("TDR") and a non-performing loan.

(2)

Purchased credit impaired ("PCI") loans of $173.9 million accounted for under ASC 310-30 as of December 31, 2015, primarily mortgage loans acquired from Doral in the first quarter of 2015 and second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3)	Amount includes PCI loans with individual delinquencies over 90 days and still accruing with a carrying value as of December 31, 2015 of approximately $23.2 million, primarily related to the loans acquired from Doral in the first quarter of 2015 and second quarter of 2014.

Variances in credit quality metrics:

  Total non-performing assets decreased by $7.3 million, or 1%, to $609.9 million as of December 31, 2015, compared to $617.2 million as of September 30, 2015. Total non-performing loans, including non-performing loans held for sale, decreased by $29.8 million, or 6%, from $480.7 million as of the end of the third quarter of 2015 to $450.9 million as of December 31, 2015. The decrease in non-performing assets was primarily reflected in the commercial and industrial and residential mortgage loan portfolios. The decrease in non-performing loans includes reductions of $20.5 million and $9.1 million related to commercial mortgage and residential mortgage loans, respectively, transferred to OREO.
  Inflows to non-performing loans held for investment were $42.0 million, a decrease of $8.8 million, compared to inflows of $50.8 million in the third quarter of 2015. The decrease was primarily reflected in the residential mortgage loans portfolio, which showed inflows of $20.2 million in the fourth quarter of 2015, a $7.2 million decrease compared to inflows of $27.4 million in the third quarter of 2015, and inflows of non-performing commercial and industrial loans of $3.4 million in the fourth quarter of 2015, a $2.3 million decrease compared to inflows of $5.7 million in the third quarter of 2015.

  Adversely classified commercial and construction loans held for investment decreased by $48.0 million to $522.1 million as of December 31, 2015, driven by the transfer of a $20.1 million commercial mortgage loan to OREO in the fourth quarter and the improved classification of two other loans totaling approximately $27.0 million.
  The OREO balance increased by $22.4 million, driven by additions of $32.2 million in the fourth quarter of 2015 (including the aforementioned transfer of a $20.1 million commercial mortgage loan), partially offset by sales of $5.6 million and adjustments to value of $4.2 million.
  Total troubled debt restructuring (“TDR”) loans held for investment were $661.6 million as of December 31, 2015, down $20.4 million from September 30, 2015. Approximately $422.8 million of total TDR loans held for investment were in accrual status as of December 31, 2015.

Allowance for Loan and Lease Losses

The following table sets forth information concerning the allowance for loan and lease losses during the periods indicated:

Allowance For Loan and Lease Losses
	Quarter Ended
(Dollars in thousands)	December 31,	September 30,	June 30,		March 31,	December 31,
	2015	2015	2015		2015	2014

Allowance for loan and lease losses, beginning of period	$228,966	$221,518	$226,064		$222,395	$225,434
Provision for loan and lease losses	33,633	31,176	74,266	(1)	32,970	23,872
Net (charge-offs) recoveries of loans:
Residential mortgage	(4,877)	(4,880)	(3,257)		(5,094)	(6,522)
Commercial mortgage	(1,967)	(3,657)	(40,213)	(2)	(3,730)	(1,383)
Commercial and Industrial	(2,824)	(940)	(21,869)	(3)	(3,895)	(992)
Construction	(4)	73	(2,083)	(4)	(398)	680
Consumer and finance leases	(12,217)	(14,324)	(11,390)		(16,184)	(18,694)
Net charge-offs	(21,889)	(23,728)	(78,812)	(5)	(29,301)	(26,911)
Allowance for loan and lease losses, end of period	$240,710	$228,966	$221,518		$226,064	$222,395

Allowance for loan and lease losses to period end total loans held for investment	2.60%	2.46%	2.40%		2.38%	2.40%
Net charge-offs (annualized) to average loans outstanding during the period	0.95%	1.02%	3.35%		1.25%	1.13%
Net charge-offs (annualized), excluding charge-offs of $61.4 million related to the bulk sale of assets in the second quarter of 2015, to average loans outstanding
during the period	0.95%	1.02%	0.75%		1.25%	1.13%
Provision for loan and lease losses to net charge-offs during the period	1.54x	1.31x	0.94x		1.13x	0.89x
Provision for loan and lease losses to net charge-offs during the period, excluding
impact of the bulk sale of assets in the second quarter of 2015	1.54x	1.31x	1.57x		1.13x	0.89x

(1) Includes provision of $46.9 million associated with the bulk sale of assets.
(2) Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets.
(3) Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets.
(4) Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets.
(5) Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets.
  The ratio of the allowance for loan and lease losses to total loans held for investment was 2.60% as of December 31, 2015 compared to 2.46% as of September 30, 2015. The increase was primarily related to incremental qualitative reserves applied to the Corporation’s exposure to loans extended to or guaranteed by the Puerto Rico Government as well as the increased reserve for residential mortgage loans tied to a higher amount of loans moved to the foreclosure stage and the increase in the reserve for PCI loans. The ratio of the allowance to non-performing loans held for investment was 54.36% as of December 31, 2015 compared to 48.44% as of September 30, 2015.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of December 31, 2015 and September 30, 2015 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of December 31, 2015
Impaired loans:
Principal balance of loans, net of charge-offs	$460,668	$305,749	$40,092	$806,509
Allowance for loan and lease losses	21,787	22,371	8,423	52,581
Allowance for loan and lease losses to principal balance	4.73%	7.32%	21.01%	6.52%

PCI loans:
Carrying value of PCI loans	170,766	3,147	-	173,913
Allowance for PCI loans	3,837	125	-	3,962
Allowance for PCI loans to carrying value	2.25%	3.97%	-	2.28%

Loans with general allowance:
Principal balance of loans	2,713,285	3,793,101	1,787,057	8,293,443
Allowance for loan and lease losses	13,946	118,002	52,219	184,167
Allowance for loan and lease losses to principal balance	0.51%	3.11%	2.92%	2.22%

Total loans held for investment:
Principal balance of loans	$3,344,719	$4,101,997	$1,827,149	$9,273,865
Allowance for loan and lease losses	39,570	140,498	60,642	240,710
Allowance for loan and lease losses to principal balance	1.18%	3.43%	3.32%	2.60%

As of September 30, 2015

Impaired loans:
Principal balance of loans, net of charge-offs	$459,311	$345,152	$38,250	$842,713
Allowance for loan and lease losses	18,705	24,554	8,600	51,859
Allowance for loan and lease losses to principal balance	4.07%	7.11%	22.48%	6.15%

PCI loans:
Carrying value of PCI loans	172,927	3,158	-	176,085
Allowance for PCI loans	3,061	102	-	3,163
Allowance for PCI loans to carrying value	1.77%	3.23%	-	1.80%

Loans with general allowance:
Principal balance of loans	2,697,851	3,761,991	1,823,305	8,283,147
Allowance for loan and lease losses	14,095	106,013	53,836	173,944
Allowance for loan and lease losses to principal balance	0.52%	2.82%	2.95%	2.10%

Total loans held for investment:
Principal balance of loans	$3,330,089	$4,110,301	$1,861,555	$9,301,945
Allowance for loan and lease losses	35,861	130,669	62,436	228,966
Allowance for loan and lease losses to principal balance	1.08%	3.18%	3.35%	2.46%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfoloio:

	Quarter Ended
	December 31,	September 30,	June 30,		March 31,	December 31,
	2015	2015	2015		2015	2014

Residential mortgage	0.59%	0.59%	0.39%		0.65%	0.87%

Commercial mortgage	0.51%	0.95%	10.01%	(1)	0.90%	0.31%

Commercial and Industrial	0.48%	0.16%	3.65%	(2)	0.63%	0.16%

Construction	0.01%	-0.17%	4.90%	(3)	0.93%	-1.48%

Consumer and finance leases	2.65%	3.05%	2.38%		3.30%	3.73%

Total loans	0.95%	1.02%	3.35%	(4)	1.25%	1.13%

(1) Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.68%.

(2) Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.22%.

(3) Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (2.94)%.

(4) Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.75%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs for the fourth quarter of 2015 were $21.9 million, or an annualized 0.95% of average loans, compared to $23.7 million, or an annualized 1.02% of average loans, in the third quarter of 2015. The decrease of $1.8 million was mainly related to:

  A $2.1 million decrease in consumer loan net charge-offs, primarily related to auto loans and finance leases.

Partially offset by:

  A $0.3 million increase in commercial and construction loan net charge-offs, primarily reflected in the commercial and industrial loan portfolio.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.6 billion as of December 31, 2015, down $248.0 million from September 30, 2015.

The decrease was mainly due to:

  A $209.3 million decrease in cash and cash equivalents primarily tied to the decrease in government deposits and purchases of investment securities.
  A $26.8 million decrease in total loans primarily related to a $34.4 million decrease in consumer loans, primarily auto loans, the aforementioned transfer to OREO of a $20.1 million commercial mortgage loan in Puerto Rico, and an $8.9 million decrease in construction loans in Florida. These decreases were partially offset by a $24.2 million increase in commercial and industrial loans, primarily reflected in the Puerto Rico and Virgin Islands regions, and a $15.8 million increase in the residential mortgage loan portfolio primarily reflected in the Florida region.

Total loan originations, including refinancings, renewals, and draws from existing revolving and non-revolving commitments, amounted to approximately $786.3 million, compared to $759.9 million in the third quarter of 2015. These figures exclude the credit card utilization activity. The increase was mainly related to a $33.3 million increase in commercial loan originations, primarily in Puerto Rico, partially offset by a $4.7 million decrease in residential mortgage loan originations and a $3.1 million decrease in consumer loan originations.

Partially offset by:

  A $21.5 million decrease in investment securities available for sale driven by U.S. agency securities prepayments and calls of approximately $81.3 million and a $26.1 million decrease in the fair value of MBS and debt securities, partially offset by purchases of $89.2 million of U.S. agency debt and MBS securities.

Total liabilities were approximately $10.9 billion as of December 31, 2015, down $241.2 million from September 30, 2015.

The decrease was mainly due to:

  A $169.6 million decrease in government deposits, including decreases of $138.3 million in Puerto Rico and $31.3 million in the Virgin Islands. As mentioned above, the decrease in Puerto Rico is primarily related to the $137.2 million reduction in temporary deposits of a municipal agency.
  A $170.6 million decrease in brokered CDs.
  A $38.1 million decrease in deposits, excluding government deposits and brokered CDs, primarily commercial deposits in the Virgin Islands and time deposits in Florida.

Partially offset by:

  A $130.0 million increase in FHLB advances that extended the average maturities of borrowings at a relatively low cost. New FHLB advances obtained during the fourth quarter amounted to $130.0 million with maturities of four years (average cost of 1.64%).

Total stockholders’ equity amounted to $1.7 billion as of December 31, 2015, a decrease of $6.8 million from September 30, 2015, mainly driven by:

  A decrease of $23.1 million in other comprehensive income mainly attributable to the $20.6 million decrease in the fair value of U.S. agency MBS and debt securities and the $5.9 million decrease in the fair value of Puerto Rico Government investment securities.

Partially offset by:

  The net income of $15.0 million reported in the fourth quarter.

On January 1, 2015, the Basel III rules became effective, subject to on-going, multi-year transition provisions primarily related to regulatory deductions and adjustments impacting common equity tier 1 capital, tier 1 capital and total capital. The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules as of December 31, 2015 (including the 2015 phase-in of the regulatory capital transition provisions) were 16.92%, 16.92%, 20.01% and 12.22%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 16.63%, 16.63%, 19.71%, and 12.41%, respectively, as of the end of the third quarter of 2015.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios as of December 31, 2015 of our banking subsidiary, FirstBank Puerto Rico, were 16.35%, 18.45%, 19.73%, and 13.33%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 16.08%, 18.14%, 19.42% and 13.54%, respectively, as of the end of the prior quarter.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 12.84% as of December 31, 2015 from 12.63% as of September 30, 2015.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
Tangible Equity:
Total equity - GAAP	$1,694,134	$1,700,950	$1,668,220	$1,705,750	$1,671,743
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(13,319)	(14,087)	(14,854)	(15,622)	(16,389)
Core deposit intangible	(9,166)	(9,725)	(10,283)	(10,914)	(5,420)

Tangible common equity	$1,607,447	$1,612,936	$1,578,881	$1,615,012	$1,585,732

Tangible Assets:
Total assets - GAAP	$12,573,019	$12,820,989	$12,578,813	$13,147,919	$12,727,835
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(13,319)	(14,087)	(14,854)	(15,622)	(16,389)
Core deposit intangible	(9,166)	(9,725)	(10,283)	(10,914)	(5,420)

Tangible assets	$12,522,436	$12,769,079	$12,525,578	$13,093,285	$12,677,928

Common shares outstanding	215,089	214,982	214,694	213,827	212,985

Tangible common equity ratio	12.84%	12.63%	12.61%	12.33%	12.51%
Tangible book value per common share	$7.47	$7.50	$7.35	$7.55	$7.45

Exposure to Puerto Rico Government

As of December 31, 2015, the Corporation had $316.0 million of credit facilities, excluding investment securities, extended to the Puerto Rico Government, its municipalities and public corporations, of which $314.6 million was outstanding (book value of $311.0 million), compared to $320.7 million outstanding as of September 30, 2015. Approximately $199.5 million of the granted credit facilities outstanding consisted of loans to municipalities in Puerto Rico for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. Approximately $18.9 million consisted of loans to units of the central government, and approximately $96.3 million ($92.6 million book value) consisted of loans to public corporations, including the direct exposure to the Puerto Rico Electric Power Authority (“PREPA”) with a book value of $71.1 million as of December 31, 2015. In addition, the Corporation had $129.4 million outstanding in financings to the hotel industry in Puerto Rico guaranteed by the Tourism Development Fund (“TDF”) as of December 31, 2015, down $0.7 million, compared to $130.1 million outstanding as of September 30, 2015. The TDF is a subsidiary of the Government Development Bank for Puerto Rico. In the fourth quarter of 2015, the Corporation recorded a $19.2 million charge to the provision for loan losses related to increased qualitative reserve factors applied to commercial loans extended to or guaranteed by the Puerto Rico Government (excluding municipalities) and increased by $1.3 million the specific reserve allocated to impaired government loans.

The Corporation held $49.7 million of obligations of the Puerto Rico Government as part of its available-for-sale investment securities portfolio, net of the $15.9 million other-than-temporary credit impairment recorded in 2015, recorded on its books at a fair value of $28.2 million as of December 31, 2015. The fair value of the Puerto Rico Government debt obligations held by the Corporation decreased by $5.9 million during the fourth quarter of 2015.

As of December 31, 2015, the Corporation had $386.3 million of public sector deposits in Puerto Rico, compared to $524.5 million as of September 30, 2015. Approximately 45% is from municipalities and municipal agencies in Puerto Rico and 55% is from public corporations and the central government and agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Friday, January 29, 2016, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until January 29, 2017. A telephone replay will be available one hour after the end of the conference call through February 29, 2016 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10079498.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: uncertainty about whether the Corporation will be able to continue to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “New York Fed”) that, among other things, requires the Corporation to serve as a source of strength to FirstBank and that, except with the consent generally of the New York Fed and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) prohibits the Corporation from paying dividends to stockholders or receiving dividends from FirstBank, making payments on trust preferred securities or subordinated debt and incurring, increasing or guaranteeing debt or repurchasing any capital securities; the ability of the Puerto Rico government or any of its public corporations or other instrumentalities to repay its respective debt obligations, including the effect of the recent payment defaults on certain government public corporation bonds, and recent and any future downgrades of the long-term and short-term debt ratings of the Puerto Rico government, which could exacerbate Puerto Rico’s adverse economic conditions and, in turn, further adversely impact the Corporation; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s need to receive approval from the New York Fed and the Federal Reserve Board to declare or pay any dividends and to take dividends or any other form of payment representing a reduction in capital from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the strength or weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which has contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs and provisions for loan and lease losses and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefits of its deferred tax assets subject to the remaining valuation allowance; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which have reduced interest margins and affected funding sources, and has affected demand for all of the Corporation’s products and services, reduced the Corporation’s revenues and earnings, and the value of the Corporation’s assets, and may continue to have these effects; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Puerto Rico government’s obligations; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York Fed, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions, including the acquisition of loans and branches of Doral as well as the assumption of deposits at the branches during the first quarter of 2015; a need to recognize impairments on financial instruments, goodwill, or other intangible assets relating to acquisitions; the risk that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact on the Corporation’s business, financial condition and results of operations of a potential higher interest rate environment: and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress. Adjusted pre-tax, pre-provision income, as defined by management, represents net income (loss) excluding income tax expense (benefit), the provision for loan and lease losses, gains and losses on the sale of investment securities and OTTI charges on investment securities, fair value adjustments on derivatives as well as certain items identified as unusual, non-recurring or non-operating.

In addition, from time to time, adjusted pre-tax, pre-provision income will reflect the omission of revenue or expense items that management judges to be outside of ordinary banking activities or of items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of adjusted pre-tax, pre-provision income that excludes such amounts.

Net Interest Income, Excluding Valuations and Prepayment Penalty, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and a $2.5 million prepayment penalty collected on a commercial mortgage loan paid off in the fourth quarter of 2014, and on a tax-equivalent basis, in order to provide additional information about the Corporation’s net interest income and to facilitate comparability and analysis. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to the results of peers.

Financial measures adjusted to exclude the effect of the bulk sale of assets, the OTTI charges on Puerto Rico Government debt securities, the gain on sale of merchant contracts and certain non-recurring expenses related to the acquisition of loans and assumption of deposits from Doral and the voluntary early retirement incentive program.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation provides the following additional measures of adjusted non-interest income, adjusted non-interest expenses, and adjusted pre-tax income:

  Adjusted non-interest income excludes the $3.0 million OTTI charge on Puerto Rico Government debt securities recorded in the fourth quarter of 2015 and the $7.0 million gain on the sale of merchant contracts recorded in the fourth quarter of 2015.
  Adjusted non-interest expenses exclude costs of approximately $2.2 million related to the voluntary early retirement incentive program completed in the fourth quarter of 2015.
  Adjusted pre-tax income excludes the effect of all the aforementioned non-recurring items for the fourth quarter of 2015 and for the year ended December 31, 2015 as well as, for the year ended December 31, 2015, the $13.4 million bargain purchase gain on assets acquired and deposits assumed from Doral Bank in the first quarter of 2015, the $48.7 million loss on the bulk sale of assets completed in the second quarter of 2015, the $12.9 million OTTI charge on Puerto Rico Government securities booked in the second quarter of 2015 and $4.6 million of acquisition and conversion costs associated with the Doral Bank transaction incurred in the first and second quarters of 2015.

Management believes that these non-GAAP financial measures enhance the ability of analysts and investors to analyze trends in the Corporation’s business and to better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as a guide in its budgeting and long-term planning process.

The following table reconciles these non-GAAP financial measures to the corresponding measures presented in accordance with GAAP.

2015 Fourth Quarter	As Reported (GAAP)	Gain on Sale of Merchant Contracts	OTTI on Puerto Rico Government Debt Securities	Voluntary Early Retirement Program - non- recurring expenses	Adjusted (Non-GAAP)

Non-interest income	$23,168	$(7,000)	$3,033	$-	$19,201

Non-interest expenses	$96,026	$-	$-	$(2,238)	$93,788

Pre-tax income	$18,722	$(7,000)	$3,033	$2,238	$16,993

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	December 31,	September 30,	December 31,
(In thousands, except for share information)	2015	2015	2014
ASSETS

Cash and due from banks	$532,985	$742,251	$779,147

Money market investments:
Time deposits with other financial institutions	3,000	3,000	300
Other short-term investments	216,473	216,486	16,661
Total money market investments	219,473	219,486	16,961

Investment securities available for sale, at fair value	1,886,395	1,907,867	1,965,666

Other equity securities	32,169	26,319	25,752

Total investment securities	1,918,564	1,934,186	1,991,418

Loans, net of allowance for loan and lease losses of $240,710
(September 30, 2015 - $228,966; December 31, 2014 - $222,395 )	9,033,155	9,072,979	9,040,041
Loans held for sale, at lower of cost or market	35,869	34,587	76,956
Total loans, net	9,069,024	9,107,566	9,116,997

Premises and equipment, net	161,016	162,673	166,926
Other real estate owned	146,801	124,442	124,003
Accrued interest receivable on loans and investments	48,697	46,568	50,796
Other assets	476,459	483,817	481,587
Total assets	$12,573,019	$12,820,989	$12,727,835

LIABILITIES

Deposits:
Non-interest-bearing deposits	$1,336,559	$1,402,807	$900,616
Interest-bearing deposits	8,001,565	8,313,654	8,583,329
Total deposits	9,338,124	9,716,461	9,483,945

Securities sold under agreements to repurchase	700,000	700,000	900,000
Advances from the Federal Home Loan Bank (FHLB)	455,000	325,000	325,000
Other borrowings	226,492	226,492	231,959
Accounts payable and other liabilities	159,269	152,086	115,188
Total liabilities	10,878,885	11,120,039	11,056,092

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares;
outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 216,051,128 shares
(September 30, 2015 - 215,903,829 shares issued; December 31, 2014 - 213,724,749 shares issued)	21,605	21,590	21,372
Less: Treasury stock (at par value)	(96)	(92)	(74)

Common stock outstanding, 215,088,698 shares outstanding
(September 30, 2015 - 214,982,131 shares outstanding; December 31, 2014 - 212,984,700 shares outstanding)	21,509	21,498	21,298
Additional paid-in capital	926,348	925,063	916,067
Retained earnings	737,922	722,955	716,625
Accumulated other comprehensive loss	(27,749)	(4,670)	(18,351)
Total stockholders' equity	1,694,134	1,700,950	1,671,743
Total liabilities and stockholders' equity	$12,573,019	$12,820,989	$12,727,835

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share information)	2015	2015	2014	2015	2014

Net interest income:
Interest income	$151,640	$149,812	$158,293	$605,569	$633,949
Interest expense	26,427	24,883	29,141	103,303	115,876
Net interest income	125,213	124,929	129,152	502,266	518,073
Provision for loan and lease losses	33,633	31,176	23,872	172,045	109,530
Net interest income after provision for loan and lease losses	91,580	93,753	105,280	330,221	408,543

Non-interest income:
Service charges on deposit accounts	5,474	5,082	4,155	20,330	16,709
Mortgage banking activities	4,566	4,270	4,472	17,217	14,685
Net (loss) gain on investments and impairments	(3,033)	(231)	(172)	(16,517)	(126)
Equity in loss of unconsolidated entity	-	-	-	-	(7,279)
Bargain purchase gain	-	-	-	13,443	-
Gain on sale of merchant contracts	7,000	-	-	7,000	-
Other non-interest income	9,161	9,637	9,438	39,852	37,359
Total non-interest income	23,168	18,758	17,893	81,325	61,348

Non-interest expenses:
Employees' compensation and benefits	39,176	37,284	33,854	150,059	135,422
Occupancy and equipment	14,639	15,248	14,763	59,295	58,290
Business promotion	4,335	4,097	4,491	15,234	16,531
Professional fees	10,700	10,709	13,438	55,632	47,940
Taxes, other than income taxes	3,472	3,065	4,482	12,669	18,089
Insurance and supervisory fees	8,775	6,590	7,864	29,021	39,131
Net loss on other real estate owned operations	3,941	4,345	3,655	15,788	20,596
Other non-interest expenses	10,988	11,939	11,172	46,132	42,254
Total non-interest expenses	96,026	93,277	93,719	383,830	378,253

Income before income taxes	18,722	19,234	29,454	27,716	91,638
Income tax (expense) benefit	(3,755)	(4,476)	301,324	(6,419)	300,649

Net income	$14,967	$14,758	$330,778	$21,297	$392,287

Net income attributable to common stockholders	$14,967	$14,758	$330,778	$21,297	$393,946

Earnings per common share:

Basic	$0.07	$0.07	$1.57	$0.10	$1.89
Diluted	$0.07	$0.07	$1.56	$0.10	$1.87

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies, and FirstBank Puerto Rico Securities, a broker-dealer subsidiary. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except for per share and financial ratios)	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,		December 31,
	2015	2015	2014	2015		2014
Condensed Income Statements:
Total interest income	$151,640	$149,812	$158,293	$605,569		$633,949
Total interest expense	26,427	24,883	29,141	103,303		115,876
Net interest income	125,213	124,929	129,152	502,266		518,073
Provision for loan and lease losses	33,633	31,176	23,872	172,045		109,530
Non-interest income	23,168	18,758	17,893	81,325		61,348
Non-interest expenses	96,026	93,277	93,719	383,830		378,253
Income before income taxes	18,722	19,234	29,454	27,716		91,638
Income tax (expense) benefit	(3,755)	(4,476)	301,324	(6,419)		300,649
Net income	14,967	14,758	330,778	21,297		392,287
Net income attributable to common stockholders	14,967	14,758	330,778	21,297		393,946

Per Common Share Results:
Net earnings per share - basic	$0.07	$0.07	$1.57	$0.10		$1.89
Net earnings per share - diluted	$0.07	$0.07	$1.56	$0.10		$1.87
Cash dividends declared	$-	$-	$-	$-		$-
Average shares outstanding	212,058	211,820	210,539	211,457		208,752
Average shares outstanding diluted	214,092	213,783	212,713	212,971		210,540
Book value per common share	$7.71	$7.74	$7.68	$7.71		$7.68
Tangible book value per common share (1)	$7.47	$7.50	$7.45	$7.47		$7.45

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.46	0.47	10.42	0.17		3.10
Interest Rate Spread (2)	4.01	4.12	4.11	4.09		4.16
Net Interest Margin (2)	4.23	4.33	4.30	4.30		4.34
Return on Average Total Equity	3.49	3.49	97.34	1.26		30.25
Return on Average Common Equity	3.57	3.57	100.02	1.29		31.38
Average Total Equity to Average Total Assets	13.20	13.39	10.71	13.23		10.25
Total capital	20.01	19.71	19.70	20.01		19.70
Common equity Tier 1 capital	16.92	16.63	15.50	16.92		15.50
Tier 1 capital	16.92	16.63	18.44	16.92		18.44
Leverage	12.22	12.41	13.27	12.22		13.27
Tangible common equity ratio (1)	12.84	12.63	12.51	12.84		12.51
Dividend payout ratio	-	-	-	-		-
Efficiency ratio (3)	64.72	64.92	63.74	65.77		65.28

Asset Quality:
Allowance for loan and lease losses to loans held for investment	2.60	2.46	2.40	2.60		2.40
Net charge-offs (annualized) to average loans	0.95	1.02	1.13	1.65	(4)	1.81	(6)
Provision for loan and lease losses to net charge-offs	153.65	131.39	88.71	111.91	(5)	63.31	(7)
Non-performing assets to total assets	4.85	4.81	5.63	4.85		5.63
Non-performing loans held for investment to total loans held for investment	4.77	5.08	5.66	4.77		5.66
Allowance to total non-performing loans held for investment	54.36	48.44	42.45	54.36		42.45
Allowance to total non-performing loans held for investment
excluding residential real estate loans	87.92	76.81	64.80	87.92		64.80

Other Information:
Common Stock Price: End of period	$3.25	$3.56	$5.87	$3.25		$5.87

1- Non-GAAP measure. See page 15 for GAAP to Non-GAAP reconciliations.

2- On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP measure). See page 6 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.

3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.

4 - The ratio of net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 1.00% for the year ended December 31, 2015.

5 - The ratio of the provision for loan and lease losses to net charge-offs, excluding the impact of the bulk sale of assets, was 135.54% for the year ended December 31, 2015.

6 - The ratio of net charge-offs to average loans, excluding the impact associated with the acquisition of mortgage loans from Doral in the second quarter of 2014, was 1.74% for the year ended December 31, 2014.

7 - The ratio of the provision for loan and lease losses to net charge-offs, excluding the impact associated with the acquisition of mortgage loans from Doral in the second quarter of 2014, was 65.09% for the year ended December 31, 2014.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
Quarter ended	2015	2015	2014	2015	2015	2014	2015	2015	2014

Interest-earning assets:
Money market & other short-term investments	$ 979,628	$ 574,162	$ 753,234	$ 691	$ 410	$ 465	0.28%	0.28%	0.24%
Government obligations (2)	515,835	488,880	382,460	2,764	2,701	2,143	2.13%	2.19%	2.22%
Mortgage-backed securities	1,421,406	1,477,223	1,602,910	12,116	9,995	12,023	3.38%	2.68%	2.98%
FHLB stock	29,718	25,434	25,467	263	260	272	3.51%	4.06%	4.24%
Other investments	985	938	319	-	-	-	0.00%	0.00%	0.00%
Total investments (3)	2,947,572	2,566,637	2,764,390	15,834	13,366	14,903	2.13%	2.07%	2.14%
Residential mortgage loans	3,328,651	3,316,518	3,011,682	45,619	45,989	42,307	5.44%	5.50%	5.57%
Construction loans	166,818	169,957	183,882	1,614	1,645	1,688	3.84%	3.84%	3.64%
C&I and commercial mortgage loans	3,917,553	3,893,387	4,287,157	43,545	42,102	48,959	4.41%	4.29%	4.53%
Finance leases	227,911	227,912	234,613	4,559	4,582	4,648	7.94%	7.98%	7.86%
Consumer loans	1,613,788	1,651,970	1,771,093	45,387	46,335	49,491	11.16%	11.13%	11.09%
Total loans (4) (5)	9,254,721	9,259,744	9,488,427	140,724	140,653	147,093	6.03%	6.03%	6.15%
Total interest-earning assets	$ 12,202,293	$ 11,826,381	$ 12,252,817	$ 156,558	$ 154,019	$ 161,996	5.09%	5.17%	5.25%

Interest-bearing liabilities:
Brokered CDs	$ 2,264,655	$ 2,280,309	$ 2,989,383	$ 6,312	$ 5,943	$ 7,309	1.11%	1.03%	0.97%
Other interest-bearing deposits	6,015,196	5,882,383	5,739,792	11,413	10,908	11,709	0.75%	0.74%	0.81%
Other borrowed funds	963,449	926,492	1,131,959	7,364	7,077	9,168	3.03%	3.03%	3.21%
FHLB advances	420,326	325,000	325,000	1,338	955	955	1.26%	1.17%	1.17%
Total interest-bearing liabilities	$ 9,663,626	$ 9,414,184	$ 10,186,134	$ 26,427	$ 24,883	$ 29,141	1.08%	1.05%	1.14%
Net interest income				$ 130,131	$ 129,136	$ 132,855
Interest rate spread							4.01%	4.12%	4.11%
Net interest margin							4.23%	4.33%	4.30%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $2.9 million, $2.6 million and $5.4 million for the quarters ended December 31, 2015, September 30, 2015, and December 31, 2014, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – 2015 and 2014 Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)
(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Year Ended	2015	2014	2015	2014	2015	2014

Interest-earning assets:
Money market & other short-term investments	$775,848	$742,929	$2,148	$1,892	0.28%	0.25%
Government obligations (2)	474,275	350,175	10,420	8,258	2.20%	2.36%
Mortgage-backed securities	1,489,423	1,669,406	44,909	54,291	3.02%	3.25%
FHLB stock	26,522	27,155	1,075	1,169	4.05%	4.30%
Other investments	777	320	-	-	0.00%	0.00%
Total investments (3)	2,766,845	2,789,985	58,552	65,610	2.12%	2.35%
Residential mortgage loans	3,272,464	2,751,366	181,400	153,373	5.54%	5.57%
Construction loans	169,666	198,450	6,357	7,304	3.75%	3.68%
C&I and commercial mortgage loans	3,984,302	4,549,732	172,634	199,787	4.33%	4.39%
Finance leases	228,709	240,268	18,259	19,530	7.98%	8.13%
Consumer loans	1,670,245	1,806,646	186,120	205,278	11.14%	11.36%
Total loans (4) (5)	9,325,386	9,546,462	564,770	585,272	6.06%	6.13%
Total interest-earning assets	$12,092,231	$12,336,447	$623,322	$650,882	5.15%	5.28%

Interest-bearing liabilities:
Brokered CDs	$2,428,185	$3,098,724	$24,904	$29,894	1.03%	0.96%
Other interest-bearing deposits	5,924,715	5,797,998	44,346	48,233	0.75%	0.83%
Other borrowed funds	997,615	1,131,959	29,882	34,188	3.00%	3.02%
FHLB advances	349,027	312,575	4,171	3,561	1.20%	1.14%
Total interest-bearing liabilities	$9,699,542	$10,341,256	$103,303	$115,876	1.07%	1.12%
Net interest income			$520,019	$535,006
Interest rate spread					4.09%	4.16%
Net interest margin					4.30%	4.34%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $10.8 million and $14.2 million for the years ended December 31, 2015 and 2014, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 – Non-Interest Income
	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands)	2015	2015	2014	2015	2014

Service charges on deposit accounts	$5,474	$5,082	$4,155	$20,330	$16,709
Mortgage banking activities	4,566	4,270	4,472	17,217	14,685
Insurance income	1,249	1,265	1,540	7,058	6,868
Broker-dealer income	-	-	-	-	459
Other operating income	7,912	8,372	7,898	32,794	30,033

Non-interest income before net (loss) gain on investments,
bargain purchase gain and equity in loss
of unconsolidated entity	19,201	18,989	18,065	77,399	68,754

Net (loss) gain on sale of investments	-	-	(29)	-	262
OTTI on debt securities	(3,033)	(231)	(143)	(16,517)	(388)
Net loss on investments	(3,033)	(231)	(172)	(16,517)	(126)

Bargain purchase gain	-	-	-	13,443	-
Gain on sale of merchant contracts	7,000	-	-	7,000	-
Equity in loss of unconsolidated entity	-	-	-	-	(7,280)
	$23,168	$18,758	$17,893	$81,325	$61,348

Table 5 – Non-Interest Expenses
	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands)	2015	2015	2014	2015	2014

Employees' compensation and benefits	$39,176	$37,284	$33,854	$149,955	$135,422
Occupancy and equipment	14,639	15,248	14,763	59,177	57,336
Deposit insurance premium	7,484	5,300	6,682	23,959	34,418
Other insurance and supervisory fees	1,291	1,290	1,182	5,062	4,713
Taxes, other than income taxes	3,472	3,065	4,482	12,669	18,089
Professional fees:
Collections, appraisals and other credit related fees	3,340	2,269	4,244	12,818	11,629
Outsourcing technology services	4,505	4,549	4,775	18,547	18,429
Other professional fees	2,855	3,891	4,420	19,641	16,659
Credit and debit card processing expenses	3,992	4,283	4,002	16,177	15,449
Branch consolidations and other restructuring expenses	-	-	-	-	954
Business promotion	4,335	4,097	4,491	14,797	16,531
Communications	1,884	2,189	1,850	7,726	7,766
Net loss on OREO operations	3,941	4,345	3,655	15,538	20,596
Loss on sale of certain OREOs included in the bulk sale	-	-	-	250	-
Expenses related to the bulk sale of assets	-	-	-	918	-
Non-recurring expenses related to			-		-
acquisitions of loans/assumption of deposits from Doral	-	-	-	4,646	1,235
Sale of merchant business related expenses	-	-		-
Other	5,112	5,467	5,319	21,950	19,027
Total	$96,026	$93,277	$93,719	$383,830	$378,253

Table 6 - Selected Balance Sheet Data
(In thousands)	As of
	December 31,	September 30,	December 31,
	2015	2015	2014
Balance Sheet Data:
Loans, including loans held for sale	$9,309,734	$9,336,532	$9,339,392
Allowance for loan and lease losses	240,710	228,966	222,395
Money market and investment securities	2,138,037	2,153,672	2,008,380
Intangible assets	50,583	51,910	49,907
Deferred tax asset, net	311,263	311,445	313,045
Total assets	12,573,019	12,820,989	12,727,835
Deposits	9,338,124	9,716,461	9,483,945
Borrowings	1,381,492	1,251,492	1,456,959
Total preferred equity	36,104	36,104	36,104
Total common equity	1,685,779	1,669,516	1,653,990
Accumulated other comprehensive loss, net of tax	(27,749)	(4,670)	(18,351)
Total equity	1,694,134	1,700,950	1,671,743

Table 7 - Loan Portfolio
(In thousands)	As of
	December 31,	September 30,	December 31,
	2015	2015	2014

Residential mortgage loans	$3,344,719	$3,330,089	$3,011,187

Commercial loans:
Construction loans	156,195	163,956	123,480
Commercial mortgage loans	1,537,806	1,562,538	1,665,787
Commercial and Industrial loans	2,407,996	2,383,807	2,479,437
Commercial loans	4,101,997	4,110,301	4,268,704

Finance leases	229,165	228,617	232,126

Consumer loans	1,597,984	1,632,938	1,750,419
Loans held for investment	9,273,865	9,301,945	9,262,436
Loans held for sale	35,869	34,587	76,956
Total loans	$9,309,734	$9,336,532	$9,339,392

Table 8 - Loan Portfolio by Geography
(In thousands)	As of December 31, 2015
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,575,888	$327,976	$440,855	$3,344,719

Commercial loans:
Construction loans	63,654	69,874	22,667	156,195
Commercial mortgage loans	1,208,347	69,773	259,686	1,537,806
Commercial and Industrial loans	1,876,143	173,916	357,937	2,407,996
Commercial loans	3,148,144	313,563	640,290	4,101,997

Finance leases	229,165	-	-	229,165

Consumer loans	1,506,773	48,430	42,781	1,597,984
Loans held for investment	7,459,970	689,969	1,123,926	9,273,865

Loans held for sale	33,787	507	1,575	35,869
Total loans	$7,493,757	$690,476	$1,125,501	$9,309,734

(In thousands)	As of September 30, 2015
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,592,975	$330,975	$406,139	$3,330,089

Commercial loans:
Construction loans	61,913	70,509	31,534	163,956
Commercial mortgage loans	1,230,509	70,219	261,810	1,562,538
Commercial and Industrial loans	1,863,110	162,396	358,301	2,383,807
Commercial loans	3,155,532	303,124	651,645	4,110,301

Finance leases	228,617	-	-	228,617

Consumer loans	1,543,784	47,854	41,300	1,632,938
Loans held for investment	7,520,908	681,953	1,099,084	9,301,945

Loans held for sale	32,383	105	2,099	34,587
Total loans	$7,553,291	$682,058	$1,101,183	$9,336,532

(In thousands)	As of December 31, 2014
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,325,455	$341,098	$344,634	$3,011,187

Commercial loans:
Construction loans	70,618	30,011	22,851	123,480
Commercial mortgage loans	1,305,057	69,629	291,101	1,665,787
Commercial and Industrial loans	2,072,265	120,947	286,225	2,479,437
Commercial loans	3,447,940	220,587	600,177	4,268,704

Finance leases	232,126	-	-	232,126

Consumer loans	1,666,373	47,811	36,235	1,750,419
Loans held for investment	7,671,894	609,496	981,046	9,262,436

Loans held for sale	34,972	40,317	1,667	76,956
Total loans	$7,706,866	$649,813	$982,713	$9,339,392

Table 9 - Non-Performing Assets
(Dollars in thousands)	December 31,	September 30,	December 31,
	2015	2015	2014
Non-performing loans held for investment:
Residential mortgage	$169,001	$174,555	$180,707
Commercial mortgage	51,333	68,979	148,473
Commercial and Industrial	137,051	141,855	122,547
Construction (1)	54,636	55,971	29,354
Consumer and Finance leases	30,752	31,275	42,815
Table 9 Non-performing Assets	442,773	472,635	523,896

OREO	146,801	124,442	124,003
Other repossessed property	12,223	12,083	14,229
Total non-performing assets, excluding loans held for sale	$601,797	$609,160	$662,128

Non-performing loans held for sale (1)	8,135	8,027	54,641
Total non-performing assets, including loans held for sale (2)	$609,932	$617,187	$716,769

Past-due loans 90 days and still accruing (3)	$163,197	$188,348	$162,887
Allowance for loan and lease losses	$240,710	$228,966	$222,395
Allowance to total non-performing loans held for investment	54.36%	48.44%	42.45%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	87.92%	76.81%	64.80%

(1)

During the third quarter of 2015, upon the signing of a new agreement with a borrower, the Corporation changed its intent to sell a $40.0 million construction loan in the Virgin Islands. Accordingly, the loan was transferred back from held for sale to held for investment.

(2)

Purchased credit impaired loans of $173.9 million accounted for under ASC 310-30 as of December 31, 2015, primarily mortgage loans acquired from Doral in the first quarter of 2015 and second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3)

Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of December 31, 2015 of approximately $23.2 million, primarily related to loans acquired from Doral in the first quarter of 2015 and second quarter of 2014.

Table 10 - Non-Performing Assets by Geography

(In thousands)	December 31,	September 30,	December 31,
	2015	2015	2014
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$147,975	$153,684	$156,361
Commercial mortgage	34,917	52,386	121,879
Commercial and Industrial	131,450	136,291	116,301
Construction	11,894	12,251	24,526
Finance leases	2,459	2,353	5,245
Consumer	26,329	27,208	35,286
Total non-performing loans held for investment	355,024	384,173	459,598

OREO	133,121	113,435	111,041
Other repossessed property	12,115	12,007	14,150
Total non-performing assets, excluding loans held for sale	$500,260	$509,615	$584,789
Non-performing loans held for sale	8,135	8,027	14,636
Total non-performing assets, including loans held for sale (1)	$508,395	$517,642	$599,425
Past-due loans 90 days and still accruing (2)	$154,915	$180,582	$154,375

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$14,228	$14,370	$15,483
Commercial mortgage	10,073	10,114	11,770
Commercial and Industrial	5,601	5,564	6,246
Construction (3)	42,590	43,566	4,064
Consumer	471	437	887
Total non-performing loans held for investment	72,963	74,051	38,450

OREO	5,458	5,276	6,967
Other repossessed property	32	23	22
Total non-performing assets, excluding loans held for sale	$78,453	$79,350	$45,439
Non-performing loans held for sale (3)	-	-	40,005
Total non-performing assets, including loans held for sale	$78,453	$79,350	$85,444
Past-due loans 90 days and still accruing	$8,173	$7,766	$5,281

United States:
Non-performing loans held for investment:
Residential mortgage	$6,798	$6,501	$8,863
Commercial mortgage	6,343	6,479	14,824
Construction	152	154	764
Consumer	1,493	1,277	1,397
Total non-performing loans held for investment	14,786	14,411	25,848

OREO	8,222	5,731	5,995
Other repossessed property	76	53	57
Total non-performing assets, excluding loans held for sale	$23,084	$20,195	$31,900
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$23,084	$20,195	$31,900
Past-due loans 90 days and still accruing	$109	$-	$3,231

(1)

Purchased credit impaired loans of $173.9 million accounted for under ASC 310-30 as of December 31, 2015, primarily mortgage loans acquired from Doral in the first quarter of 2015 and second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)

Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of December 31, 2015 of approximately $23.2 million, primarily related to loans acquired from Doral in the first quarter of 2015 and second quarter of 2014.

(3)

During the third quarter of 2015, upon the signing of a new agreement with a borrower, the Corporation changed its intent to sell a $40.0 million construction loan in the Virgin Islands. Accordingly, the loan was transferred back from held for sale to held for investment.

Table 11 – Allowance for Loan and Lease Losses
(Dollars in thousands)	December 31,	September 30,	December 31,	December 31,		December 31,
	2015	2015	2014	2015		2014

Allowance for loan and lease losses, beginning of period	$228,966	$221,518	$225,434	$222,395		$285,858
Provision for loan and lease losses	33,633	31,176	23,872	172,045	(1)	109,530
Net (charge-offs) recoveries of loans:
Residential mortgage	(4,877)	(4,880)	(6,522)	(18,108)		(23,296)
Commercial mortgage	(1,967)	(3,657)	(1,383)	(49,567)	(2)	(15,168)
Commercial and Industrial	(2,824)	(940)	(992)	(29,528)	(3)	(58,255)
Construction	(4)	73	680	(2,412)	(4)	(5,484)
Consumer and finance leases	(12,217)	(14,324)	(18,694)	(54,115)		(70,790)
Net charge-offs	(21,889)	(23,728)	(26,911)	(153,730)	(5)	(172,993)
Allowance for loan and lease losses, end of period	$240,710	$228,966	$222,395	$240,710		$222,395

Allowance for loan and lease losses to period end total loans held for investment	2.60%	2.46%	2.40%	2.60%		2.40%
Net charge-offs (annualized) to average loans outstanding during the period	0.95%	1.02%	1.13%	1.65%		1.81%
Net charge-offs (annualized), excluding charge-offs of $61.4 million related to the bulk sale of assets in the second quarter of 2015 and $6.9 million related to the acquisition of mortgage loans from Doral in the second quarter of 2014,
to average loans outstanding during the period	0.95%	1.02%	1.13%	1.00%		1.74%
Provision for loan and lease losses to net charge-offs during the period	1.54x	1.31x	0.89x	1.12x		0.63x
Provision for loan and lease losses to net charge-offs during the period, excluding the impact of the bulk sale of assets in the second quarter of 2015 and the
acquisition of mortgage loans from Doral in the second quarter of 2014	1.54x	1.31x	0.89x	1.36x		0.65x
(1) Includes provision of $46.9 million associated with the bulk sale of assets.
(2) Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets.
(3) Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets.
(4) Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets.
(5) Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets.
(6) Includes a provision of $1.4 million associated with the acquisition of mortgage loans from Doral in the second quarter of 2014.
(7) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral in the second quarter of 2014.

Table 12 – Net Charge-Offs to Average Loans
	Year Ended
	December 31,		December 31,		December 31,		December 31,	December 31,
	2015		2014		2013		2012	2011

Residential mortgage	0.55%		0.85%		4.77%	(7)	1.32%	1.32%

Commercial mortgage	3.12%	(1)	0.84%		3.44%	(8)	1.41%	3.21%

Commercial and Industrial	1.23%	(2)	2.13%	(5)	3.52%	(9)	1.21%	1.57%

Construction	1.42%	(3)	2.76%		15.11%	(10)	10.49%	16.33%

Consumer and finance leases	2.85%		3.46%		2.76%		1.92%	2.33%

Total loans	1.65%	(4)	1.81%	(6)	4.01%	(11)	1.74%	2.68%

(1) Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.77%.

(2) Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.38%.

(3) Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (0.52)%.

(4) Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 1.00%.

(5) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral in the second quarter of 2014. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.95%.

(6) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral in the second quarter of 2014. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.74%.

(7) Includes net charge-offs totaling $99.0 million associated with the bulk loan sales. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales, was 1.13%.

(8) Includes net charge-offs totaling $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 0.45%.

(9) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 2.04%.

(10) Includes net charge-offs totaling $34.2 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of construction loan net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 2.91%.

(11) Includes net charge-offs totaling $232.4 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 1.68%.

CONTACT:
First BanCorp.
John B. Pelling III, 305-577-6000 Ext. 162
Investor Relations Officer
john.pelling@firstbankpr.com